Exhibit 99.1

BRISTOW GROUP FINALIZES $385 MILLION BACKSTOP COMMITMENT AGREEMENT

UNDER SECOND AMENDED RESTRUCTURING SUPPORT AGREEMENT

Continues on Path Towards Prompt Chapter 11 Emergence with Industry-Leading

Balance Sheet and Improved Liquidity

HOUSTON, July 25, 2019 — Bristow Group Inc. (OTC: BRSWQ) (“Bristow” or the “Company”) today announced that, as part of its previously-filed Chapter 11 cases in the U.S. Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court” or “the Court”), the Company has entered into a $385 million backstop commitment agreement (the “BCA”) with certain of the Company’s secured and unsecured noteholders for new equity interests of the Company, in connection with the amended and restated restructuring support agreement (the “Amended RSA”) announced on June 28, 2019, as amended and restated on July 24, 2019 (the “Second Amended RSA”). The BCA and Second Amended RSA are part of a broad and consensual re-capitalization plan that will help to de-lever the Company’s balance sheet and fund its global operations as the Company continues to work towards promptly emerging from bankruptcy.

The Company also announced today that, in accordance with the milestones in the Second Amended RSA, as extended, it is filing a motion for debtor-in-possession financing (the “DIP Motion”) with the Bankruptcy Court. This important step brings the Company closer to accessing the $150 million in committed financing previously disclosed.

L. Don Miller, President and Chief Executive Officer of Bristow, said, “This is another significant step forward as we continue on our path towards a timely emergence from Chapter 11. This $385 million commitment agreement, along with our new $150 million DIP financing, reconfirms the level of confidence shown by holders of the majority of our secured and unsecured notes, and the value they see in our global business. Our re-capitalization plan will significantly lower debt levels and improve liquidity. With the support of the parties to the agreements, we expect to emerge in the fourth quarter of this year as a stronger organization for all stakeholders including our employees and customers. As a result of our successful reorganization and ongoing hard work of our global employees, we will be better positioned financially to continue to deliver safe, reliable and professional services to our clients around the world.”

The Second Amended RSA, like the previously disclosed Amended RSA, contemplated that the Company would enter into a backstop commitment agreement. On July 24, 2019, the Company entered into the BCA with certain of its secured and unsecured noteholders (the “Commitment Parties”), who have agreed to backstop a total $385 million new money rights offering of new equity interests of the Company (the “Rights Offering”).

Under the terms of the Rights Offering, (1) each holder of a claim on account of the Unsecured Notes or certain other general unsecured claims that is an accredited investor will receive Reorganized Equity and the right to participate in up to $347.5 million of the Rights Offering, and non-accredited investor holders will receive a specified cash payment, and the Unsecured Notes and such general unsecured claims will be canceled and discharged; and (2) each holder of a claim on account of the Secured Notes will receive cash equal to 97% of such holder’s claims and the right to participate in up to $37.5 million of the Rights Offering. Under the BCA, the Commitment Parties have agreed to purchase any Rights Offering shares that are not duly subscribed for pursuant to the Rights Offering at the Per Equity Share Purchase Price (as defined in the BCA).

In connection with entry into the BCA, the Second Amended RSA also amended the Amended RSA to reflect the terms set forth in the BCA and update the timing of certain milestones. In addition, the Commitment Parties have agreed to file a statement affirmatively supporting the Company’s Fiscal 2020 Performance Incentive Plan and Fiscal Year 2020 Non-Executive Incentive Plan (collectively, the “KEIPs”) in the form presently before the Bankruptcy Court.

As per the Second Amended RSA, the Company expects to file its plan of reorganization (the “Plan) and the disclosure statement with respect to such Plan (the “Disclosure Statement”) no later than five business days from July 24, 2019.

Baker Botts L.L.P. and Wachtell, Lipton, Rosen & Katz are serving as the Company’s legal counsel and Alvarez & Marsal is serving as the Company’s restructuring advisor. Houlihan Lokey is serving as financial advisor to the Company.

Davis Polk & Wardwell LLP is serving as legal counsel and PJT Partners is serving as financial advisor to certain holders of the Secured Notes. Kirkland & Ellis LLP is serving as legal counsel and Ducera Partners LLC and Seabury Corporate Advisors LLC are serving as financial advisors to certain holders of the Unsecured Notes.

NO SOLICITATION OR OFFER

Any new securities to be issued pursuant to the restructuring transactions, including the Rights Offering, may not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws but may be issued pursuant to one or more exemptions from registration, including an exemption from such registration provided in the U.S. bankruptcy code. Such new securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. This press release does not constitute an offer to sell or buy, nor the solicitation of an offer to sell or buy, any securities referred to herein, nor is this press release a solicitation of consents to or votes to accept any Chapter 11 plan. Any solicitation or offer will only be made pursuant to a confidential offering memorandum and disclosure statement and only to such persons and in such jurisdictions as is permitted under applicable law.

About Bristow Group Inc.

Bristow Group Inc. is the world’s leading industrial aviation service provider offering helicopter transportation, search and rescue (SAR) and aircraft support services to government and civil organizations worldwide. Bristow’s strategically located global fleet supports operations in the North Sea, Nigeria and the U.S. Gulf of Mexico; as well as in most of the other major offshore oil and gas producing regions of the world, including Australia, Brazil, Canada, and Trinidad. Bristow provides SAR services to the private sector worldwide and to the public sector for all of the U.K. on behalf of the Maritime and Coastguard Agency. To learn more, visit our website at www.bristowgroup.com.

Contact:

Global Media Relations

Adam Morgan

Director, Global Communications

+1 832.783.7927

Adam.morgan@bristowgroup.com

Reevemark

Paul Caminiti/Hugh Burns/Delia Cannan

+1 212.433.4600

BristowGroup@reevemark.com

Investor Relations

Linda McNeill

Director, Investor Relations

+1 713.267.7622

Linda.mcneill@bristowgroup.com

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